Exhibit 10(vii)

SECOND AMENDMENT

TO THE

NORTHERN TRUST CORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, the Northern Trust Corporation (the “Company”) has adopted the Northern Trust Corporation Deferred Compensation Plan (the “Plan”) for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Company, effective as of May 1, 1998; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Company has the right to amend the Plan when, in the sole discretion of the Company, such amendment is advisable; and

WHEREAS, the Company deems it advisable to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	To delete the phrase “consistent with the Board resolutions establishing the Plan” from Section 4.1 of the Plan and to substitute the following therefor:

“consistent with resolutions or actions of the Board or the Compensation and Benefits Committee of the Board establishing the Plan.”

2.	To add the following after the second sentence of Section 6.1 of the Plan:

“Where appropriate, the term ‘Company’ or ‘Committee’ as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company or the Committee, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company or the Committee, or may be an unrelated third party individual or organization.”

3.	To delete the phrase “all related orders or resolutions of the Board” from Section 6.3 of the Plan and to substitute the following therefor:

“all related orders, resolutions or actions of the Board, the Compensation and Benefits Committee of the Board, the Chairman and Chief Executive Officer of the Company or the Executive Vice President and Human Resources Department Head of the Company (or the duly authorized designee of either of the latter two individuals).”

4.	To delete the second sentence of Section 7.1 of the Plan in its entirety and to substitute the following therefor:

“(a)	Any such termination shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any such amendment shall be made in accordance with the following:

(i)	material amendments to the Plan shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(a) non-material or administrative amendments to the Plan or (b) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either the Chairman and Chief Executive Officer of the Company or the Executive Vice President and Human Resources Department Head of the Company (or either of their duly authorized designees).”

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 25th of March, 2004 effective such 25th of March, 2004.

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President